Exhibit 12.1--Ratio of Earnings to Fixed Charges--in thousands

                                  Nine months    Year
                                     ended       ended      Period              Year ended December 31,
                                  December 31, March 31, January 1 to  -----------------------------------------
                                      2001       2001    April 4, 2000     1999          1998          1997
                                  ------------ --------- ------------- ------------- ------------- -------------
                                                         (Predecessor) (Predecessor) (Predecessor) (Predecessor)
Income (loss) from operations....   (370,343)   (19,439)     2,133        (765,197)     (32,663)       33,690
Distribution from joint ventures.        125      3,600         --           4,000           --            --
                                   ---------   --------     ------       ---------     --------       -------
                                    (370,218)   (15,839)     2,133        (761,197)     (32,663)       33,690
Interest expense.................     36,855     54,677         --              --           --            --
Interest allocated to assets held
  for sale.......................         --      1,256         --              --           --            --
Interest portion of rent expense.      3,861      6,510      1,495           4,005        3,070         3,454
                                   ---------   --------     ------       ---------     --------       -------
Total Fixed Charges..............     40,716     62,443      1,495           4,005        3,070         3,454
                                   ---------   --------     ------       ---------     --------       -------
Earnings before income
  taxes & fixed charges..........  $(329,502)  $ 46,604     $3,628       $(757,192)    $(29,593)      $37,144
                                   =========   ========     ======       =========     ========       =======
Ratio of earnings to fixed
  charges........................         (a)        (a)       2.4              (a)          (a)         10.8
                                   =========   ========     ======       =========     ========       =======

--------
(a) For the nine months ended December 31, 2001, fiscal year ended March 31, 2001 and the years ended December 31, 1999 (Predecessor) and 1998 (Predecessor) earnings were insufficient to cover fixed charges by $370,218, $15,839, $761,197 and $32,663.